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                                                                    Exhibit 10.9


THIS AGREEMENT is made the 18th day of September 1996

BETWEEN:

(1) APOLLO SPORTS TECHNOLOGIES LIMITED whose registered office is at Paddock Works Oldbury Warley West Midlands B69 2DF (Company Registration No. 343458) ("the Company"); and

(2) PAUL ANDREW TAYLOR of 45 Anstruther Road Edgbaston Birmingham B15 3NW ("the Director")

WHEREAS:

It is agreed that the Company will employ the Director and the Director will serve the Company as director of the Company on the following terms and conditions:

NOW IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this agreement the following words and expressions shall have the meanings following them:

         "Associated Company"   a subsidiary and any other company which is for
                                the time being a holding company (as defined by the Companies Act 1985 Section 736) of the
                                Company or another subsidiary of any such holding company;

         "Subsidiary"           a subsidiary (as defined by the Companies Act
                                1985 Section 736) for the time being of the
                                Company;
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         "the Board"            the board of directors for the time being of the
                                Company;

         "the Business"         the business of the design development
                                manufacture marketing and sale of golf shafts bicycle tubing wheel tubing javelins and similar speciality sports and tubing products carried on by the Company and any other business carried on by the Company at the date of termination of this agreement and the business carried on by any Associated Company at the date of such termination;

         "Intellectual
         Property"              includes letters patent, trade marks and service
                                marks (whether registered or unregistered), registered or unregistered designs, utility models, copyrights (including design copyrights), applications for any of the foregoing and the right to apply for them in any part of the world, discoveries, creations, inventions or improvements upon or additions to an invention, confidential information, trade secrets, know-how and any research effort relating to any of the above mentioned, business names whether registrable or not, moral rights and any similar rights in any country;

         "Incapacity"           any illness or other like cause incapacitating
                                the Director from attending to his duties;

         "EPCA"                 Employment Protection (Consolidation) Act 1978
                                (as amended).

1.2 Words importing one gender include all other genders and words importing the singular include the plural and vice versa.

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1.3      Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.4 The clause headings do not form part of this agreement and shall not be taken into account in its construction or interpretation.

1.5 Any reference to the Director shall if appropriate include his personal representatives.

1.6 References in this agreement to any clause, sub-clause, schedule or paragraph without further designation shall be construed as references to the clause, sub-clause, schedule or paragraph of this agreement so numbered.

2.       TERM OF EMPLOYMENT

2.1 The employment of the Director by the Company commenced on 1 August 1986 and is subject to termination by the Company giving to the Director twelve months notice in writing or by the Director giving to the Company six months notice in writing or as provided below.

2.2 The employment of the Director shall terminate automatically on the last day of calendar month in which he attains the age of 62.

3.       DUTIES

3.1      The Director shall during his employment under this agreement:

         3.1.1 perform the duties and exercise the powers which the Board may from to time properly assign to him in his capacity as managing director or in connection with the business of the Company or the business of any one or more of its Associated Companies (including performing duties as requested from time to time by the Board serving on the board of such Associated Companies or by any other executive body or any committee of such a company);

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        3.1.2    in the absence of any specific directions from the Board (but subject always to the memorandum control association of the Company) have the and management of the business of the Company; and

        3.1.3 do all in his power to promote develop and extend the business of the Company and of its Associated Companies and at all times and in all respects conform and comply with the proper and reasonable directions and regulations of the Board.

3.2 The Director shall carry out his duties and exercise his powers jointly with any other managing or executive director(s) appointed by the Board to act jointly with him and the Board may at any time require the Director to cease performing or exercising the said or any duties or powers.

3.3 The Director shall work in any place within the United Kingdom which the Board may require for the proper performance and exercise of his duties and powers and he may be required to travel on the business of the Company or any of its Associated Companies anywhere within the world.

3.4 If the Company requires the Director to work permanently at a place which necessitates a move from his present address the Company will reimburse the Director for all removal expenses directly and reasonably incurred as a result of the Company's requirement up to the maximum permitted under the Inland Revenue's Extra Statutory Concession from time to time relating to such reimbursement.

3.5 The Director's job and associated duties may from time to be changed by the Company and the Director may at any time be required to undertake reasonable additional or other duties as necessary to meet the needs of the business of the Company or the Associated Companies.

3.6 The Director may from time to time be required by the Company to undertake duties or
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        work for (whether on a temporary or permanent basis) any one or more of the Associated Companies.

3.7 The Company shall be entitled to require the Director to work at such other places within the world on a temporary basis as the Company shall from time to time direct and the following provisions shall apply in such cases:

        3.7.1 the Director shall not be required to work outside the United Kingdom for periods exceeding 6 months in any calendar year;

        3.7.2 the Director shall continue to be paid in sterling to his United Kingdom bank account in accordance with clause 5.1;

        3.7.3 during any such periods the Director shall be entitled to be paid hotel, temporary accommodation and additional subsistence expenses in accordance with the Company's policy from time to time but shall not be entitled to any further or additional payment;

        3.7.4 during any such periods the provisions of this agreement shall continue to apply to the Director's employment but the Director shall in addition comply with the reasonable requirements of any Associated Company for whom the Director is required to undertake duties during such period; and

        3.7.5 there shall be no special terms and conditions relating to the Director's return to the United Kingdom at the conclusion of such periods

4.      OFFICE OF DIRECTOR

        During his employment under this agreement the Director shall not:

4.1     voluntarily resign as a director of the Company; or

4.2 do or refrain from doing any act whereby his office as a director of the Company is or becomes liable to be vacated;

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4.3     do anything that would cause him to be disqualified from continuing to act as a director

5.      REMUNERATION

5.1     Starting Salary

        The remuneration of the Director shall be a salary (which shall accrue from day to day) at the rate of (pound)65,000 per year (or such higher rate as the Company may in its discretion from time to time decide or award inclusive of any directors' fees payable to him under the articles of association of the Company and the Associated Companies) payable by equal monthly installments on the 15th day of every month.

5.2     Review of Salary

        The said shall be reviewed annually to take effect on 1st January of each year, commencing 1st January 1998.

5.3     Bonus

        The Company envisages that the Director shall be allowed to participate in such executive bonus scheme (with maximum earnings potential of 150% of basic salary) as the Company may from time to time operate on such basis as the Company may from time to time decide. The Company shall be entitled to amend vary or withdraw the terms of any bonus scheme from time to time in any way the Company may choose. No benefits will be paid to the Director under the terms of any bonus scheme if the Director has given or received notice to terminate this Agreement.

6.      PENSION SCHEME

        The Director will during his employment under this agreement be entitled to become a member of any retirement benefits scheme established by the Company or its Holding Company (or of any scheme set up in place of it) and the Company and the Director will promptly pay all contributions due under the scheme.

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7.      LIFE, MEDICAL AND PERMANENT HEALTH INSURANCE

7.1 The Company will provide life insurance cover for the Director in an amount of not less than four times his annual basic salary.

7.2 The Company will provide medical insurance cover for the Director and his spouse and dependants under the age of 21 (or 24 if in full time education) with an insurance company nominated by the Company from time to time.

7.3 In respect of medical insurance the Company shall only be obligated to maintain payments of premiums in respect thereof and shall not be obliged to pay any benefits to the Director except such, if any, as are received by the Company from any relevant insurance company.

8.      COMPANY CAR

8.1 The Company will supply the Director with a car deemed by the Company to be suitable for the performance of his duties or in relation to his position within the Company in respect of which the Company will pay the fuel and other running costs together with all insurance and maintenance costs for business and reasonable private use.

8.2 The Director shall take good care of the car and ensure that the provisions and conditions of any insurance policy relating to it are observed and shall return the car and its keys to the Company at its registered office (or any other place the Company may reasonably nominate) immediately upon the termination of his employment however arising.

8.3 The car shall be renewed in accordance with the Company's policy as to renewal of motor cars from time to time.

9.      EXPENSES

        The Company shall by way of reimbursement pay or procure to be paid to the Director:

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9.1      all reasonable traveling hotel, and other expenses wholly, exclusively and necessarily incurred by him in or about the performance of his duties under this agreement; and

9.2 the cost of subscription to all professional bodies to which he is obliged to belong in order to maintain his professional qualifications.

10.      HOLIDAYS

         The Director (in addition to the usual public and bank holidays) be entitled to not less than 25 days' holiday in each year to be taken at a time or times convenient to the Company. At least 5 day's holiday must be taken to coincide with factory holiday closure unless agreed otherwise with the Company.

11.      ILLNESS

11.1 The Director shall be paid during absence due to Incapacity (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) an amount equal to the salary which would otherwise have been payable to the Director for a total of up to 26 weeks of Incapacity.

11.2 Thereafter the Director shall be paid during absence due to Incapacity during the period from the 27th week to the 52nd week of Incapacity an amount equal to one half of the salary which would otherwise have been payable to the Director.

11.3 After the 52nd week of absence by reason of Incapacity any payment to the Director shall be made only at the discretion of the Board.

11.4 If after the 52nd week of absence as aforesaid the Director shall be absent without the consent of the Board for a further period the Company may terminate the appointment of the Director by notice in writing in accordance with clause 2.1.

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11.5     Periods of absence in any 18 month period shall be aggregated.

11.6 If the Incapacity shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable the Director shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the Board all particulars the Board may reasonably to the Company that part of any Board damages recovered relating to loss of for the period of the Incapacity as the Board may reasonably determine provided that the amount to be refunded shall not exceed the amount of damages or compensation recovered by him less any costs borne by the Director in connection with the recovery of such damages or compensation and shall not exceed the total remuneration paid to him by way of salary in respect of the period of the Incapacity.

12.      TIME AND ATTENTION

         During the continuance of his employment under this agreement the Director shall unless prevented by Incapacity devote his whole time and attention to the business of the Company and shall not without the prior written consent of the Board:

12.1     engage in any other business; or

12.2 be concerned or interested in any other business of a similar nature to or competitive with that carried on by the Company or any of its Associated Companies or which is a supplier or customer of the Company or of its Associated Companies in relation to its goods or services;

         provided that nothing in this clause shall preclude the Director from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognized stock exchange (or in respect of which dealing takes

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         place in the Unlisted Securities Market of The International Stock
         Exchange of the United Kingdom and Republic of Ireland Limited) so long as the interest of the Director in such shares or other securities does not extend to more than 1% of the total amount of such shares or securities.

13.      INVENTIONS

13.1 The parties in the Director may make, discover or create Intellectual course of his duties under this agreement and agree that in this respect the Director has a special obligation to further the interests of the Company.

13.2 Subject to the provisions of the Patents Act 1977 and the Copyright Designs and Patents Act 1988 if at any time during his employment under this agreement the Director makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business for the time being carried on by the Company or any of its Associated Companies full details of the Intellectual Property shall immediately be communicated by him to the Company and shall be the absolute property of the Company. Al the request and expense of the Company the Director shall give and supply all such information, data, drawings and assistance as may be requisite to enable the Company to exploit the Intellectual Property to the best advantage of the Company and the Director shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

13.3 The Director irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and in favor of any third party. A certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the

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         authority conferred by this clause shall be conclusive evidence that such is the case.

13.4 If the Intellectual Property is not the property of the Company the Company shall, subject to the Provisions of the Patents Act 1977 and the Copyright Designs and Patent Act 1988, have the right to acquire for itself or its nominee the Director's rights in the Intellectual Property within 3 months after disclosure pursuant to clause 13.2 on fair and reasonable terms to be agreed by a patent agent agreed by the parties or in default of agreement nominated by the President for the time being of the Chartered Institute of Patent Agents. Such patent agent shall act as expert and not as arbitrator and accordingly the provision of any statutes relating to arbitration shall not apply to the patent agent's decision. The costs of the patent agent shall be borne by the Company.

13.5 The rights and obligations under this clause shall continue in force after termination of this agreement in respect of Intellectual Property made during the Director's employment under this agreement and shall be binding upon his representatives.

14.       CONFIDENTIALITY

14.1 The Director is aware that in the course of employment under this agreement he will have access to and be entrusted with information in respect of the business and financing of the Company and its dealings, transactions and affairs and likewise in relation to its Associated Companies all of which information is or may be confidential.

14.2 The Director shall not (except in the proper course of his duties) during or after the period of his employment under this agreement divulge to any person whatever or otherwise make use of (and shall use his best endeavors to prevent the publication or disclosure of) any trade secret or secret manufacturing process or any confidential information
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         concerning any of the Associated Companies or any of its or their suppliers agents, distributors or customers.

14.3 All notes and memoranda of any trade secrets or confidential information concerning the business of the Company and the Associated Companies or any of its or their suppliers, agents, distributors or customers which shall be acquired, received or made by the Director during the course of his employment shall be the property of the Company and shall be surrendered by the Director to someone duly authorized in that behalf at the termination of his employment or at the request of the Board at any time during the course of his employment.

15.      TERMINATION OF DIRECTORSHIP
         The employment of the Director under this agreement shall terminate automatically in the event of his ceasing to be a director of the Company and in that event the Director shall have no claim for damages against the Company unless he shall so cease:

15.1 by reason of his not being re-elected as a director of the Company at the annual general meeting of the Company held next after the commencement of his employment; or

15.2 by virtue of a resolution passed by the members of the Company in general meeting to remove him as a director;

         and at the time of such failure to re-elect or of such removal the Company shall not be otherwise entitled to determine his employment under this Agreement.

16.      SUMMARY TERMINATION OF EMPLOYMENT
         The employment of the Director may be terminated by the Company without notice or payment in lieu of notice:

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16.1     if the Director is guilty of any gross default or misconduct in connection with or affecting the business of the Company or any Subsidiary or Associated Company to which he is required by this agreement to render services; or

16.2 in the event of any serious or repeated breach or non-observance by the Director of any of the stipulations contained in this agreement; or

16.3 if the Director becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

16.4 if the Director is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

16.5 if the Director is disqualified from holding office in another company in which be is concerned or interested because of wrongful trading under the Insolvency Act 1986; or

16.6 if the Director shall become of unsound mind or become a patient under the Mental Health Act 1983; or

16.7 if the Director is convicted of an offence under the Companies securities (Insider Dealing) Act 1985 or under any other pursuant or future statutory enactment or regulations relating to insider dealings; or

16.8 if the Director resigns as a director of the Company otherwise than at the request of the Company.

17.      TERMS DURING NOTICE PERIOD

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17.1     The Company reserves the right to make a payment in lieu of notice
         (including benefits to which the Director is contractually entitled) should it so wish or to require the Director to remain away from work during his notice period whichever may be appropriate.

17.2 Where the Company requires the Director to remain away from work during his notice period (whether he or the Company gave notice), he will be required to comply with any reasonable conditions laid down by the Company and whilst on full pay during such time he will not be permitted to work for any other person, firm, client, corporation or on his own behalf without the Company's prior written permission.

18.      RESIGNATION FROM DIRECTORSHIPS
         Upon the termination by whatever means of this agreement:-

18.1 the Director shall at the request of the Company immediately resign from office as a director of the Company and from such offices held by him in Associated Companies as may be so requested without claim for compensation as a result of such resignations and in the event of his failure so to do the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignation or resignations to the Company and to each of the Associated Companies of which the Director is at the material time a director or other officer; and

18.2 the Director shall not without the consent of the Company at any time thereafter represent himself still to be connected with the Company or any of the Associated Companies.

19.      RECONSTRUCTION OR AMALGAMATION
         If the employment of the Director under this agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Director is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favorable than the terms

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         of this agreement then the Director shall have no claim against the
         Company in respect of the termination of his employment under this agreement.

20.      NON-SOLICITATION AND NON-COMPETITION
20.1 The Director covenants with the Company that he will not for the period of 12 months after ceasing to be employed under this agreement without the prior written consent of the Board in connection with the carrying on of any business similar to or in competition with the Business on his own behalf or on behalf of any person firm or company directly or indirectly:
         20.1.1 seek to procure orders from or seek to do business with any person, firm or company who has at any time during the period of 12 months immediately preceding such cessation done business with the Company; or
         20.1.2 actually accept orders from or do business with any person, firm or company who has at any time during the period of 12 months immediately preceding such cessation done business with the Company; or
         20.1.3 endeavor to entice away from the Company any person who has at any time during the period of 12 months immediately preceding such cessation been employed or engaged by the Company provided that nothing in this clause shall prohibit the seeking of procuring of orders or the doing of business not relating or similar to the business or businesses described above.

20.2 The Director covenants with the Company that he will not within the United Kingdom or the USA and for the period of 6 months after ceasing to be employed under this agreement without the prior written consent of the Board either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company directly or indirectly carry on or be engaged in any activity or business which shall be in competition with the Business.

20.3 In the event that the Company requires the Director to remain away from work as

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         provided for in Clause 17.1 for some or all of any period of notice, the period of the restrictions set out in Clauses 20.1 and 20.2 will be reduced by the length of time the Director is so required to remain away from work prior to the cessation of his employment.

20.4 The restrictions contained in clause 20.1 and 20.2 shall apply for the benefit of any Associated Companies (as the Director hereby covenants) for which the Director has undertaken work or to which the Director has provided services or of whose affairs the Director gained personal knowledge in each case during the period of 12 months immediately preceding the cessation of the Directors employment as if such clauses had been repeated in full for the benefit of such Associated Company.

20.5 Each of the restrictions in this clause shall be read and construed independently, separately and severally from the other covenants herein contained and are considered by the parties to be reasonable in all the circumstances and accordingly it is hereby agreed that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording were deleted or the period thereof reduced or the range of activities reduced in scope the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

21.      GRIEVANCE AND DISCIPLINARY PROCEDURES
         There are no specific disciplinary rules applicable to the Director. If the Director is dissatisfied with any disciplinary decision relating to him or if he has any grievance arising from his employment hereunder he may refer any such matter to the Board who will deal with the matter by discussion and by a majority decision of those present (other than the Director) at the Board Meeting at which the matter is discussed. Any such decision shall be final.

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22.      REDUNDANCY
         If the Director shall have been dismissed by reason of redundancy and shall be entitled to a redundancy payment under the EPCA Company shall pay to him a redundancy payment calculated as follows in full and final settlement:

22.1 an amount computed as set out in Schedule 4, EPCA save that the week's pay shall be the actual pay on the relevant date and not be subject to a statutory maximum and a maximum of 30 completed years of service shall be taken into account; and

22.2 the Directors contractual notice entitlement (or pay in lieu to include any benefits to which the Director is contractually entitled. If the Director is required by the Company to work part or all of his notice period, a payment equivalent to the Director's final notice entitlement, calculated from the date of termination, may be paid as an additional termination payment. This would include any payment in lieu of any period of unexpired notice.

         provided always that the Director shall not be entitled to receive in addition to the said redundancy payment compensation of any kind, (and to which he may otherwise have been entitled), in respect of any period of notice during which he shall not have been asked to continue the performance of his duties as employee of the Company.

23.      NOTICES
         Notices may be given by either party by letter addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Director) his last known address and any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post it shall be sufficient to prove that the notice was properly addressed and posted.

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24.      PARTICULARS OF EMPLOYMENT
         The schedule to this agreement sets out the particulars of the Director's employment with the Company in accordance with the requirements of section 1 of the EPCA.

25.      MISCELLANEOUS
25.1 This agreement is governed by and shall be construed in accordance with the laws of England.

25.2 The parties to this agreement submit to the exclusive jurisdiction of the English courts.


25.3 This agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment of the Director by the Company (which shall be deemed to have been terminated by mutual consent).

  IN WITNESS whereof the parties hereto have executed this agreement (in the case of the Director, as a deed) the day and year first before written.


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                                    SCHEDULE

1.    THE PARTIES
1.1   Name of the Company             :      Apollo Sports Manufacturing Limited
1.2   Address of the Company          :      Paddock Works Oldbury Warley West
                                             Midlands B69 2DF
1.3   Name of the Director            :      Paul Andrew Taylor
1.4   Address of the Director         :      45 Anstruther Road Edgbaston
                                             Birmingham B15 3NW


2.    DATES OF EMPLOYMENT
2.1   Date of commencement of
      employment with the Company     :      1 August 1986

2.2 There is no period of employment with a previous employer which counts as part of the Director's continuous period of employment.

3.    AMPLIFICATION OF TERMS OF EMPLOYMENT
      In accordance with the EPCA section 1 (3) the following terms of the Director's employment apply on the date of this agreement:

3.1 Hours of work: The Director shall carry out his duties between the hours of 8:30 a.m. and 5:00 p.m. during Monday to Friday inclusive and such further hours as may from time to time become necessary in order to meet the business of the Company and any Associated Companies for which he is required to fulfil duties or during such hours as the Board may from time to time reasonably require of him and the Director shall not be entitled to receive any additional remuneration for work done outside his normal hours of work.


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3.2   Holidays: see clause 10;

3.3 Sickness or injury: the Director is entitled to be paid during absence from work during sickness or injury in accordance with clause 11;

3.4   Pension: see clause 6 and paragraph 4.4 of this Schedule;

3.5 Remuneration: the Director is entitled to remuneration in accordance with clause 5;

3.6   Notice: see clause 2;

3.7   Job description. see clause 3.

3.8   Periods of work outside
      the United Kingdom              :      see clause 3.7

4.    REQUIRED INFORMATION
      The following information is supplied pursuant to the EPCA and reflects the Company's current practice:

4.1   Disciplinary rules and procedure: see clause 21;

4.2   Grievance procedure: see clause 21;

4.3   Appeals procedure: see clause 21;

4.4   A contracting-out certificate is in force in respect of this employment.

4. There are no collective agreements which directly affect the terms and conditions of the Director's employment with the Company.

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

SIGNED by                         )
for and on behalf of Apollo       ) /s/ The Company
Sports Manufacturing Limited      )
in the presence of:-              )
/s/ J. Payne
J. Payne
Solicitor
Townsends








SIGNED AS A DEED by               )
Paul Andrew Taylor                ) /s/ Paul Andrew Taylor
in the presence of:-              )
/s/ Nicholas Smith
Nicholas Smith
Solicitor
Townsends



                                      21